SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 17, 2009

(Date of Report (Date of Earliest Event Reported))

EXTRA SPACE STORAGE INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32269	20-1076777
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(Address of Principal Executive Offices)

(801) 562-5556

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously announced, Spencer F. Kirk will succeed Kenneth M. Woolley as Chairman and Chief Executive Officer of Extra Space Storage Inc. (the “Company”) as of April 1, 2009.  On February 17, 2009, the Compensation, Nominating and Governance Committee of the Company’s Board of Directors approved a new compensation package for Mr. Kirk in his new roles.

Upon assuming his new roles, Mr. Kirk will receive an annual base salary of $400,000.  Mr. Kirk will also be eligible to receive an annual incentive bonus of up to 100% of his base salary for achieving specified performance based goals for the fiscal year.  These performance based goals are tied half to his performance relative to specified individual goals and half to the financial operating performance of the Company.  The financial performance goal is specifically related to the Company’s achievement of a specific funds from operations (“FFO”) target.  The portion of the bonus based on FFO could incrementally increase or decrease based on meeting, exceeding or failing to meet the FFO target.  In addition, for accepting his new roles, on February 17, 2009, Mr. Kirk was granted an award of 58,000 shares of restricted stock of the Company and options to purchase 130,000 shares of the Company’s common stock at an exercise price of $6.22 per share, the closing price of the Company’s common stock on that day.  The restricted stock and options vest ratably over four years from the date of grant.

The Company and Mr. Kirk have not entered into a written employment agreement.  For a description of Mr. Kirk’s employment history with the Company, his business experience and certain transactions between Mr. Kirk and the Company, please see “Information About the Board of Directors and its Committees—Nominees for Directors” and “Certain Relationships and Related Transactions—Related Party Transactions” from the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 14, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2009	EXTRA SPACE STORAGE INC.

	By:	/s/ Kent W. Christensen
		Name:	Kent W. Christensen
		Title:	Executive Vice President and Chief Financial Officer

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